Exhibit 35.1

Servicer Compliance Statement of John Deere Capital Corporation

I, Andrew C. Traeger, Senior Vice President and Controller of John Deere Capital Corporation, certify:

A review of John Deere Capital Corporation’s activities for the period from September 9, 2015 (the date of issuance of the John Deere Owner Trust 2015-B transaction subject to the requirements of Regulation AB) through October 31, 2015 (the “Reporting Period”) and of John Deere Capital Corporation’s performance under the Sale and Servicing Agreement dated as of September 9, 2015 among John Deere Capital Corporation, John Deere Receivables, Inc. and John Deere Owner Trust 2015-B has been made under my supervision, and to the best of my knowledge based on such review, John Deere Capital Corporation has fulfilled all its obligations under all relevant agreements in all material respects throughout the Reporting Period.

Date: January 8, 2016	John Deere Capital Corporation

	By	/s/ Andrew C. Traeger
Andrew C. Traeger
Senior Vice President and Controller